Exhibit 21

SUBSIDIARIES OF THE COMPANY

NAME OF SUBSIDIARY	STATE OR OTHER JURISDICTION OF INCORPORATION OR ORGANIZATION	OTHER NAMES UNDER WHICH SUBSIDIARY DOES BUSINESS
Destination Maternity Apparel Private Limited	India	N/A

DM Urban Renewal, L.L.C.	New Jersey	N/A

Mothers Work Canada, Inc.	Delaware	N/A